Shareholder Letter Q2 2026 1

$1,434M ↑32%
IN FORCE PREMIUM (IFP)

$433 ↑8%
PREMIUM PER CUSTOMER

3,308,666 ↑23%
TOTAL CUSTOMERS

IN FORCE PREMIUM ($s in m)



$839
$1,083
$1,434
Q2 24
Q2 25
Q2 26

KEY METRICS ($s in m)



GEP
ADJUSTED EBITDA
NET LOSS
$200
($43)
($57)
$252
($41)
($44)
$332
($19)
($43)
Q2 24
Q2 25
Q2 26
NET LOSS / GEP
(29%)
(17%)
(13%)

GROSS PROFIT ($s in m)



$31
$64
$113
Q2 24
Q2 25
Q2 26

ADJUSTED FREE CASH FLOW ($s in m)



ADJUSTED FREE CASH FLOW
CASH FLOW FROM OPERATING ACTIVITIES
$2
($12)
$25
$6
$19
($3)
Q2 24
Q2 25
Q2 26

1

Dear Shareholders, Our second quarter results were excellent, once again characterized by robust topline growth and healthy underwriting performance. We steadily progress towards our first Adj. EBITDA positive quarter, which we continue to expect in Q4 2026. Here’s a look at the key metrics for the second quarter: • Top Line: At $1.43 billion, In Force Premium grew 32.4%, our 11th consecutive quarter of acceleration. Revenue grew faster still, by 79% to $294 million, reflecting the impact of our reinsurance transition and higher premium retention. • Gross Profit: increased 76% YoY to a record $113 million, while TTM gross profit increased 98% to $404 million. Sustained notable gross profit growth reflects the combined impact of premium growth acceleration and steadily expanding gross margins over time. • Bottom Line: Adj. EBITDA loss of ($19) million improved 54% year over year. Net loss was ($43) million, in line with the prior year. Note that the prior year net loss result includes $12 million favorable impact of a one-time ERC tax refund. As a reminder, our upcoming investor day will take place in NYC on November 17th, where we will provide a comprehensive update on our strategy, growth aspirations, AI capabilities, and much more. You can register your interest to attend here and we hope to see many of you there. 2 $0 $60 $120 $180 $240 $300 $360 $420 Compounding Gross Profit TTM Gross Profit ($s in m) ~100% 3yr CAGR Q2 26Q2 23

Cost of Handling Claims The LAE ratio measures the percentage of premiums an insurer spends on claims handling. It is one of the few metrics that enable investors to compare the efficiency of different insurers' operations. Last year, when IFP surpassed $1 billion and our LAE ratio had improved from 13% to 7%1, we shared our belief that we could roughly halve the ratio again alongside the next doubling of IFP. We are ahead of schedule. This quarter, our LAE ratio declined to a record low 5% as IFP reached $1.43 billion. 13% 5% For context, industry-average LAE ratios are approximately 9%, meaning incumbents are spending almost twice as much of their customers' premiums on the bureaucracy of handling claims. And the gap isn't closing, it's yawning. Our breakaway numbers reflect continued advances in AI and automation across our claims operation — including higher instant claim rates in Pet and Renters and expanded AI-assisted workflows — which have enabled us to absorb substantial growth with minimal incremental claims handling expense. The gains have been broad-based, with record-low LAE ratios across Homeowners Multi-Peril, Car, and Pet during the quarter. The gains are particularly notable in Car, where claims are inherently more complex than our other lines of business. Most Car claims are initiated through our app, often via crash 3 1 Cost of handling claims divided by gross earned premium, excludes impact of prior period development. Q2 26Q3 22 Cost of Handling Claims as measured by LAE Ratio (excl. prior period development)

detection, enabling faster first notice of loss, better triage, and more efficient handling from the outset. Those advantages continue to contribute to our improving Car LAE ratio, which was 7% in Q2. It is our view that no equivalent public metric exists for other parts of an insurer's operation. But the systems that drive our claims efficiency are the same systems that run our sales, service, and underwriting; claims handling is simply the one domain where regulators require everyone to publish the receipts. It is our belief that the gap is not confined to it. Reinsurance Renewal The new 12-month program, effective July 1, reduces our effective quota share cession rate from ~20% to ~18%, and enables us to retain a greater share of our attractive unit economics. As our business continues to mature, our reinsurance strategy is evolving alongside it, shifting from a broad-based quota share structure, primarily in the service of capital efficiency, toward a more targeted approach that prioritizes protection where it delivers the greatest risk-adjusted value, particularly against catastrophe volatility within our homeowners business. Importantly, the renewed program materially expands catastrophe protection, providing up to $40 million recovery per event, subject to a $100 million aggregate limit, significantly reducing our exposure to catastrophe-related losses and capital volatility. We have also introduced protection against named storms, an exposure excluded under our prior structure. Synthetic Agents During the quarter, we announced the extension of our synthetic agents program, effective January 2027, via a new financing agreement with Hannover Re. The agreement provides up to $250 million of outstanding capital to support future growth spend at a ~9.8% cost of capital, a reduction of > 600 basis points, significantly reducing expected interest expense. 4

Growth Spend Pace Over the past few years we have increased growth spend while maintaining attractive and stable returns of ~3x LTV/CAC1 notwithstanding soft market dynamics in the broader insurance industry. Some observers have noted that growth spend has recently grown faster than IFP, but actually this is an artifact of our intentional halving of growth spend in 2023, a period during which inflationary pressures shrank the opportunities for profitable growth. Since 2023 we have added a similar dollar amount of incremental growth spend each year. As the growth spend base increases, similar dollar additions produce lower growth rates. As growth spend returns to a more normalized percentage of IFP, the underlying health of our marketing spend becomes readily apparent. Below is a visual representation of this dynamic whereby the growth rates of spend & IFP have converged in recent quarters. Growth Rate Convergence TTM growth rate of growth spend IFP growth rate Q1 25 Q2 25 Q3 25 Q4 25 Q1 26 Q2 26 0% 20% 40% 60% 80% 100% 120% 140% Based on current growth plans, we expect IFP growth to outpace spend growth in 2027 and beyond, a key driver of operating leverage and profitability. We do not expect this progression to occur uniformly each quarter: e.g., unlike the prior year, we currently expect growth spend to increase sequentially in Q3 as we seek to increase investment behind Car and capitalize on the seasonal strength of Renters. 5 1 Management's modeled expectation of the lifetime value of a customer as compared to the cost of acquiring said customer.

Guidance Below is our view of how we expect the third quarter and full year 2026 to shape up. We continue to expect positive Adj. EBITDA in the fourth quarter of this year, with our third quarter and full year guidance implying fourth quarter Adj. EBITDA of approximately $8 million. Q3 2026 Full Year 2026 All in millions Low - High Low - High In force premium (IFP) $1,537-$1,540 $1,632-$1,639 Gross earned premium (GEP) $356-$359 $1,374-$1,378 Revenue $323-$326 $1,214-$1,220 Adjusted EBITDA loss1 ($23)-($20) ($51)-($47) Stock-based compensation expense $24 $95 Weighted avg. common shares 77 78 6 1 A full reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, interest income, net investment income, interest expense and other transactions that we consider to be unique in nature, all of which are adjustments to Adjusted EBITDA. We have provided a reconciliation of GAAP to non-GAAP financial measures for the second quarter June 30, 2026 in the reconciliation tables at the end of this letter.

Q2 2026 Results, KPIs and Non-GAAP Financial Measures In Force Premium IFP, defined as the aggregate annualized premium for customers as of the period end date, increased by 32% to $1.43 billion as compared to the second quarter of 2025. Customers Customer count increased by 23% to 3,308,666 as compared to the second quarter of 2025. Premium per Customer Premium per customer, defined as in force premium divided by customers, was $433 at the end of the second quarter, up 8% from the second quarter of 2025. Annual Dollar Retention ADR, defined as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn, was 85%, a 1 percentage point increase from the second quarter of 2025, and flat from the first quarter of 2026. Gross Earned Premium Second quarter gross earned premium of $332.4 million increased by $80.1 million or 32% as compared to the second quarter of 2025, primarily due to the increase of IFP earned during the quarter. 7

Revenue Second quarter revenue of $294.4 million increased by $130.3 million or 79% as compared to the second quarter of 2025, primarily driven by growth in gross earned premium and higher premium retention rate due to reduced quota share cession rates which became effective in the third quarter of 2025. Gross Profit Second quarter gross profit of $113.2 million increased by $48.9 million or 76% as compared to the second quarter of 2025, primarily due to the 79% increase in revenue. Adjusted Gross Profit Second quarter adjusted gross profit of $114.4 million increased by $48.8 million or 74% as compared to the second quarter of 2025, primarily due to the 79% increase in revenue. Operating Expense Total operating expense, excluding net loss and loss adjustment expense, of $182.2 million increased by $53.0 million or 41% as compared to the second quarter of 2025. The increase was primarily driven by higher growth spend for customer acquisition, which was $64.4 million in the quarter as compared to $49.7 million in the second quarter of 2025, and $6.5 million of stock-based compensation expense related to multi-year equity grants made in the first quarter of 2026 to our executive leadership team. The second quarter of 2025 included an $11.7 million one-time benefit from the Employee Retention Credit (ERC) tax refund. Net Loss Net loss in the second quarter was ($43.4) million, or ($0.56) per share, as compared to ($43.9) million, or ($0.60) per share, in the second quarter of 2025. 8

Adjusted EBITDA Adjusted EBITDA loss was ($18.7) million, as compared to an Adjusted EBITDA loss of ($40.9) million in the second quarter 2025. This year over year improvement is primarily attributable to revenue growth, and improved underwriting results, partially offset by the increase in growth spend. Adjusted EBITDA is a non-GAAP measure. Cash & Investments The Company’s cash, cash equivalents, and investments totaled approximately $1.2 billion at June 30, 2026. As of June 30, 2026, we were required to hold approximately $330 million of regulatory surplus at our insurance subsidiaries. Adjusted Free Cash Flow Adjusted free cash flow in the second quarter was $18.8 million, as compared to $25.0 million in the second quarter of 2025. Adjusted free cash flow is a non-GAAP measure. Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. 9

Key Operating and Financial Metrics Three Months Ended June 30, Six Months Ended June 30, 2026 2025 2026 2025 ($ in millions, except Premium per customer) Customers (end of period) 3,308,666 2,693,107 3,308,666 2,693,107 In force premium (end of period) $ 1,434.3 $ 1,083.4 $ 1,434.3 $ 1,083.4 Premium per customer (end of period) $ 433 $ 402 $ 433 $ 402 Annual dollar retention (end of period) 85% 84% 85% 84 % Total revenue $ 294.4 $ 164.1 $ 552.4 $ 315.3 Gross earned premium $ 332.4 $ 252.3 $ 638.6 $ 485.9 Gross profit $ 113.2 $ 64.3 $ 213.3 $ 102.9 Adjusted gross profit $ 114.4 $ 65.6 $ 215.2 $ 111.6 Net loss $ (43.4) $ (43.9) $ (79.2) $ (106.3) Adjusted EBITDA $ (18.7) $ (40.9) $ (35.8) $ (87.9) Gross profit margin 38% 39% 39% 33 % Adjusted gross profit margin 39% 40% 39% 35 % Ratio of Adjusted gross profit to Gross earned premium 34% 26% 34% 23 % Gross loss ratio 60% 67% 61% 73 % Net loss ratio 61% 69% 62% 75% 10

Non-GAAP financial measures and key operating metrics The non-GAAP financial measures used in this shareholder letter are Adjusted EBITDA, Adjusted gross profit, Ratio of Adjusted Gross Profit to Gross earned premium, Free cash flow, and Adjusted free cash flow. We define Adjusted EBITDA, a non-GAAP financial measure, as net loss excluding income tax expense, depreciation and amortization, stock-based compensation, interest expense, interest income and others, net investment income, amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile Acquisition, and other one-time and non-cash adjustments and other transactions that we consider to be unique in nature. We exclude these items from Adjusted EBITDA because we do not consider them to be directly attributable to our underlying operating performance. We use Adjusted EBITDA as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with U.S. GAAP, and other companies may define Adjusted EBITDA differently. We define Adjusted gross profit, a non-GAAP financial measure, as gross profit excluding net investment income, interest income and other income, plus fixed costs and overhead associated with our underwriting operations including employee-related expense, professional fees and other, and depreciation and amortization allocated to cost of revenue, and other adjustments that we consider to be unique in nature. After these adjustments, the resulting calculation is inclusive of only those variable costs of revenue incurred on the successful acquisition of business and without the volatility of investment income. We use adjusted gross profit as a key measure of our progress towards profitability and to consistently evaluate the variable contribution to our business from underwriting operations from period to period. We define the Ratio of Adjusted Gross Profit to Gross Earned Premium as the ratio of Adjusted Gross Profit divided by Gross Earned Premium. The Ratio of Adjusted Gross Profit to Gross Earned Premium measures the relationship between the underlying business volume and gross economic benefit generated by our underwriting operations, on the one hand, and our underlying profitability trends, on the other. We rely on this 11 measure, which supplements our gross profit ratio as calculated in accordance with U.S. GAAP, because it provides management with insight into our underlying profitability trends over time. The non-GAAP financial measures used in this shareholder letter have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, Adjusted gross profit, and Adjusted gross profit margin, Ratio of Adjusted Gross Profit to Gross earned premium, and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non- GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this shareholder letter. This shareholder letter also includes key performance indicators, including customers, In Force Premium, Premium Per Customer, Annual Dollar Retention, Gross Earned Premium, Gross Loss Ratio, Net Loss Ratio and Gross Loss Ratio ex-CAT. 12

We define Customers as the number of current policyholders underwritten by us or placed by us with third-party insurance partners (who pay us recurring commissions) as of the period end date. A customer that has more than one policy counts as a single customer for the purposes of this metric. We view customers as an important metric to assess our financial performance because customer growth drives our revenue, expands brand awareness, deepens our market penetration, creates additional upsell and cross- sell opportunities and generates additional data to continue to improve the functioning of our platform. We define In force premium ("IFP") as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: (i) In force written premium — the annualized premium of in force policies underwritten by us; and (ii) In force placed premium — the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. In force placed premium currently reflects approximately 4% of IFP. The annualized value of premiums is a legal and contractual determination made by assessing the contractual terms with our customers. The annualized value of contracts is not determined by reference to historical revenues, deferred revenues or any other GAAP financial measure over any period. IFP is not a forecast of future revenues nor is it a reliable indicator of revenue expected to be earned in any given period. We believe that our calculation of IFP is useful to analysts and investors because it captures the impact of growth in customers and premium per customer at the end of each reported period, without adjusting for known or projected policy updates, cancellations, rescissions and non-renewals. We use IFP because we believe it gives our management useful insight into the total reach of our platform by showing all in force policies underwritten and placed by us. Other companies, including companies in our industry, may calculate IFP differently or not at all, which reduces the usefulness of IFP as a tool for comparison. We define Premium per customer as the average annualized premium customers pay for products underwritten by us or placed by us with third-party insurance partners. We calculate premium per customer by dividing IFP by customers. We view premium per customer as an important metric to assess our financial performance because premium per customer reflects the average amount of money our customers spend on our products, which helps drive strategic initiatives. 13

We define Annual dollar retention ("ADR"), as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn. To calculate ADR we first aggregate the IFP from all active customers at the beginning of the period and then aggregate the IFP from those same customers at the end of the period. ADR is then equal to the ratio of ending IFP to beginning IFP. We believe that our calculation of ADR is useful to analysts and investors because it captures our ability to retain customers and sell additional products and coverage to them over time. We view ADR as an important metric to measure our ability to provide a delightful end-to-end customer experience, satisfy our customers’ evolving insurance needs and maintain our customers’ trust in our products. Our customers become more valuable to us every year they continue to subscribe to our products. Other companies, including companies in our industry, may calculate ADR differently or not at all, which reduces the usefulness of ADR as a tool for comparison. Gross earned premium ("GEP") is the earned portion of our gross written premium. Gross earned premium includes direct and assumed premium. We use this operating metric as we believe it gives our management and other users of our financial information useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. Unlike net earned premium, gross earned premium excludes the impact of premiums ceded to reinsurers, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP. We define Gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. We define Net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. We define Gross loss ratio ex-CAT, expressed as a percentage, as the ratio of gross losses and loss adjustment expense, excluding catastrophe losses, to gross earned premium. We define Trailing twelve month ("TTM") gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium for the past twelve months. 14

We define Opex excluding growth spend, as total expense less loss and loss adjustment expenses, net, and growth spend. We define Growth spend as advertising expense related to acquiring policies, included in “Sales and marketing expenses” in the consolidated financial statements. We define Free cash flow ("FCF") as cash flow from operating activities, less capital expenditures. We define Adjusted free cash flow ("Adj. FCF") as cash flow from operating activities, less capital expenditures, plus net borrowings under financing agreement. 15

Links The information contained on, or that can be accessed through, hyperlinks included herein is deemed not to be incorporated in or part of this shareholder letter. Earnings teleconference information The Company will discuss its second quarter 2026 financial results and business outlook during a teleconference on July 29, 2026, at 8:00 AM ET. The conference call (access code 869766992) can be accessed toll-free at 833-461-5787 or at 585-542-9983. A live audio webcast of the call will be available simultaneously at https:// www.lemonade.com/investor Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Lemonade’s website. Additional investor information can be accessed at https://www.lemonade.com/investor About Lemonade Lemonade offers renters, homeowners, pet, car, and life insurance. Powered by artificial intelligence and behavioral economics, Lemonade’s full stack insurance carriers in the US, the UK and Europe replace brokers and bureaucracy with bots and machine learning, aiming for zero paperwork and instant everything. A Certified B-Corp, Lemonade donates to nonprofits selected by its community, during its annual Giveback. Lemonade is currently available in the United States, the UK, Germany, the Netherlands, and France, and continues to expand globally. For more information, please visit www.lemonade.com, and follow Lemonade on X or Instagram. Media inquiries: press@lemonade.com Investor contact: ir@lemonade.com 16

Forward-looking statement safe harbor This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our financial outlook for the third quarter and full year 2026, IFP growth, Adjusted EBITDA, profitability, expected customer lifetime value and bundling trends, sustained gross profit, growth trajectory for our products, including pet, car, and our autonomous car product, reinsurance program, synthetic agents financing, growth spend, marketing efficiency and scalability, claims handling efficiency, LAE ratios, and automated AI-driven optimization. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including but not limited to, the following: our history of losses and that we may not achieve or maintain profitability in the future; our success and ability to retain and expand our customer base; the denial of claims or our failure to accurately and timely pay claims; our ability to attain greater value from each user; the intense competition in the segments of the insurance industry in which we operate; our proprietary artificial intelligence algorithms may not operate properly or as expected; our ability to maintain our risk-based capital at the required levels; our ability to maintain and implement relationships with third-party service providers; our ability to expand our product offerings or penetrate new markets; availability of reinsurance at current levels and prices; our reliance on artificial intelligence, telematics, mobile technology, and our digital platforms to collect data; our pricing models, including for Full Self Driving (Supervised) and reliance on direct vehicle telemetry may not function as expected; our ability to obtain additional capital to the extent required to grow our business; interruptions or delays in services provided by third-party data centers; security incidents or real or perceived errors, failures or bugs in our systems, website or app; our actual or perceived failure to protect customer information and other data; periodic examinations by state insurance regulators; privacy, data security, and data protection risks related to our expansion into Europe and the UK; evolving privacy laws on cookies, tracking 17 technologies and e-marketing; our ability to prevent misappropriation of our data; claims that our policies failed to provide adequate coverage; our ability to underwrite risks accurately and charge competitive yet profitable rates; potentially significant expenses incurred in connection with any new products before generating revenue; litigation and legal proceedings filed by or against us; the "Lemonade" brand may not become as widely known as incumbents' brands or the brand may become tarnished; risks associated with our expansion in the U.S. and internationally; the adverse impact of the Customer Investment Agreement; our ability to comply with extensive insurance industry regulations; our ability to predict the impacts of severe weather events and catastrophes; our utilization of customer and third party data in underwriting our policies; limitations in the analytical models used to assess and predict our exposure to catastrophe losses; potential losses could be greater than our loss and loss adjustment expense reserves; and the minimum capital and surplus requirements our insurance subsidiaries are required to have. These and other important factors are discussed under the caption “Risk Factors” in our most recent Form 10-K filed with the SEC and in our other subsequent filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward- looking statements represent management’s beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. News & Information Disclosure Investors should note that we may use our website (investor.lemonade.com), blog (lemonade.com/blog), and our company account on X, Instagram and LinkedIn as a means of disclosing information and for complying with our disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Investors should monitor these channels in addition to reviewing our press releases, SEC filings, and public conference calls. 18

Condensed Consolidated Statements of Operations and Comprehensive Loss $ in millions, except per share amounts, unaudited Three Months Ended June 30, Six Months Ended June 30, 2026 2025 2026 2025 Revenue Net earned premium $ 252.0 $ 112.5 $ 464.6 $ 216.8 Ceding commission income 20.4 30.4 44.0 57.3 Net investment income 9.7 9.4 19.5 18.9 Commission and other income 12.3 11.8 24.3 22.3 Total revenue 294.4 164.1 552.4 315.3 Expense Loss and loss adjustment expense, net 154.0 77.5 287.3 162.9 Other insurance expense 26.7 21.4 50.8 47.5 Sales and marketing 77.7 59.6 143.8 102.8 Technology development 30.0 22.4 56.9 44.4 General and administrative 47.8 25.8 90.0 61.7 Total expense 336.2 206.7 628.8 419.3 Loss before income taxes (41.8) (42.6) (76.4) (104.0) Income tax expense 1.6 1.3 2.8 2.3 Net loss $ (43.4) $ (43.9) $ (79.2) $ (106.3) Other comprehensive loss, net of tax Unrealized (loss) gain on investments in fixed maturities (2.2) 0.4 (6.6) 1.6 Foreign currency translation adjustment 1.2 7.2 (0.1) 8.7 Comprehensive loss $ (44.4) $ (36.3) $ (85.9) $ (96.0) Per share data: Net loss per share attributable to common stockholders - basic and diluted $ (0.56) $ (0.60) $ (1.03) $ (1.45) Weighted average common shares outstanding - basic and diluted 76,983,877 73,433,379 76,647,656 73,178,708 19

Condensed Consolidated Balance Sheets $ in millions, except per share amounts As of June 30, December 31, 2026 2025 (Unaudited) Assets Investments Fixed maturities available-for-sale, at fair value (amortized cost: $772.4 million and $706.0 million as of June 30, 2026 and December 31, 2025, respectively) $ 768.5 $ 708.8 Short-term investments (cost: $9.2 million and $14.1 million as of June 30, 2026 and December 31, 2025, respectively) 9.2 14.1 Total investments 777.7 722.9 Cash, cash equivalents and restricted cash 380.3 396.8 Premium receivable, net of allowance for credit losses of $5.0 million and $4.1 million as of June 30, 2026 and December 31, 2025, respectively 490.4 402.3 Reinsurance recoverable 132.1 153.4 Prepaid reinsurance premium 125.3 147.9 Deferred acquisition costs 16.1 12.1 Property and equipment, net 18.9 15.8 Intangible assets 8.1 8.1 Goodwill 19.0 19.0 Other assets 44.0 47.4 Total assets $ 2,011.9 $ 1,925.7 Liabilities and Stockholders' Equity Unpaid loss and loss adjustment expense $ 307.5 $ 303.1 Unearned premium 661.7 577.0 Trade payables 2.4 0.5 Funds held for reinsurance treaties 153.0 169.5 Deferred ceding commission 34.2 38.2 Ceded premium payable 20.6 23.9 Borrowings under financing agreement 206.4 158.1 Other liabilities and accrued expenses 126.6 121.8 Total liabilities 1,512.4 1,392.1 Commitments and Contingencies Stockholders' equity Common stock, $0.00001 par value, 200,000,000 shares authorized; 77,326,718 and 75,907,215 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively — — Additional paid-in capital 2,043.3 1,991.5 Accumulated deficit (1,543.5) (1,464.3) Accumulated other comprehensive (loss) income (0.3) 6.4 Total stockholders' equity 499.5 533.6 Total liabilities and stockholders' equity $ 2,011.9 $ 1,925.7 20

Condensed Consolidated Statements of Cash Flows $ in millions, unaudited Six Months Ended June 30, 2026 2025 Cash flows from operating activities: Net loss $ (79.2) $ (106.3) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 5.1 9.2 Stock-based compensation 45.7 25.7 Amortization of premium on bonds (2.4) (3.0) Provision for bad debt 12.2 8.9 Changes in operating assets and liabilities: Premium receivable (100.3) (54.4) Reinsurance recoverable 21.3 (7.4) Prepaid reinsurance premium 22.6 (28.0) Deferred acquisition costs (4.0) (0.4) Other assets 3.2 2.2 Unpaid loss and loss adjustment expense 4.4 11.7 Unearned premium 84.7 54.5 Trade payables 1.9 (2.3) Funds held for reinsurance treaties (16.5) 20.5 Deferred ceding commission (4.0) 2.8 Ceded premium payable (3.3) 5.9 Other liabilities and accrued expenses 4.6 18.7 Net cash used in operating activities (4.0) (41.7) Cash flows from investing activities: Proceeds from short-term investments sold or matured 21.8 15.0 Proceeds from bonds sold or matured 349.5 164.1 Cost of short-term investments acquired (16.5) (8.7) Cost of bonds acquired (413.5) (176.8) Purchases of property and equipment (8.1) (4.4) Net cash used in investing activities (66.8) (10.8) Cash flows from financing activities: Proceeds from borrowings under financing agreement 89.9 66.1 Payments on borrowings under financing agreement (41.6) (26.0) Proceeds from stock exercises 6.1 4.0 Net cash provided by financing activities 54.4 44.1 Effect of exchange rate changes on cash, cash equivalents and restricted cash (0.1) 8.7 Net (decrease) increase in cash, cash equivalents and restricted cash (16.5) 0.3 Cash, cash equivalents and restricted cash at beginning of period 396.8 385.7 Cash, cash equivalents and restricted cash at end of period $ 380.3 $ 386.0 Supplemental disclosure of cash flow information: Cash paid for income taxes $ 1.3 $ 0.8 Cash paid for interest expense on borrowings under financing agreement $ 12.5 $ 6.7 21

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures Unaudited Adjusted Gross Profit and Adjusted Gross Profit Margin The following table provides a reconciliation of total revenue to adjusted gross profit and the related adjusted gross profit margin for the periods presented: Three Months Ended June 30, Six Months Ended June 30, 2026 2025 2026 2025 ($ in millions) Total revenue $ 294.4 $ 164.1 $ 552.4 $ 315.3 Adjustments: Loss and loss adjustment expense, net (154.0) (77.5) (287.3) (162.9) Other insurance expense (26.7) (21.4) (50.8) (47.5) Depreciation and amortization (0.5) (0.9) (1.0) (2.0) Gross profit $ 113.2 $ 64.3 $ 213.3 $ 102.9 Gross profit margin (% of total revenue) 38% 39% 39% 33 % Adjustments: Net investment income $ (9.7) $ (9.4) $ (19.5) $ (18.9) Interest income and other income (1.2) (2.0) (2.6) (3.8) Employee-related expense 4.9 6.1 9.7 12.0 Professional fees and other 6.7 5.7 13.3 17.4 Depreciation and amortization 0.5 0.9 1.0 2.0 Adjusted gross profit $ 114.4 $ 65.6 $ 215.2 $ 111.6 Adjusted gross profit margin (% of total revenue) 39% 40% 39% 35% 22

Ratio of Adjusted Gross Profit to Gross Earned Premium

The following table sets forth our calculation of the Ratio of Adjusted Gross Profit to Gross Earned Premium for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2026	2025	2026	2025
	($ in millions)			
Numerator: Adjusted gross profit	$ 114.4	$ 65.6	$ 215.2	$ 111.6
Denominator: Gross earned premium	$ 332.4	$ 252.3	$ 638.6	$ 485.9
Ratio of Adjusted gross profit to Gross earned premium	34 %	26 %	34 %	23 %

Adjusted EBITDA

The following table provides a reconciliation of Adjusted EBITDA to net loss for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2026	2025	2026	2025
	($ in millions)			
Net loss	$ (43.4)	$ (43.9)	$ (79.2)	$ (106.3)
Adjustments:				
Income tax expense	$ 1.6	$ 1.3	$ 2.8	$ 2.3
Depreciation and amortization	2.4	4.7	5.1	9.2
Stock-based compensation (1)	24.5	15.4	45.7	25.7
Interest expense	7.0	4.0	13.2	7.3
Interest income and others	(1.0)	(1.2)	(2.1)	(2.2)
Net investment income	(9.7)	(9.4)	(19.5)	(18.9)
Amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile acquisition	(0.1)	(0.1)	(0.1)	(0.2)
Other adjustment (2) (3) (4)	—	(11.7)	(1.7)	(4.8)
Adjusted EBITDA	$ (18.7)	$ (40.9)	$ (35.8)	$ (87.9)

(1) Includes the impact of canceled unvested warrant shares for contract year 2 related to the termination of the Warrant Agreement with Chewy of $5.2 million which was recorded in the first quarter of 2025.

(2) Includes $11.7 million of tax refund received in the second quarter of 2025 under the Employee Retention Credit (ERC) program.

(3) Includes the California FAIR Plan assessment of $6.9 million related to the January 2025 California Wildfires which was recorded in the first quarter of 2025.

(4) Includes $1.7 million recovery received in the first quarter of 2026 related to a pre-acquisition Metromile extra-contractual claim which was previously recorded in the third quarter of 2024.

23

Adjusted Free Cash Flow The following tables provide a reconciliation of adjusted free cash flow to cash flow from operating activities for the periods presented: Three Months Ended June 30, Six Months Ended June 30, 2026 2025 2026 2025 ($ in millions) Cash flow from operating activities $ (3.4) $ 5.5 $ (4.0) $ (41.7) Capital expenditures (4.6) (2.1) (8.1) (4.4) Free Cash Flow $ (8.0) $ 3.4 $ (12.1) $ (46.1) Net borrowings under financing agreement 26.8 21.6 48.3 40.1 Adjusted Free Cash Flow $ 18.8 $ 25.0 $ 36.2 $ (6.0) 24

Supplemental Financial Information Unaudited Stock-based compensation Three Months Ended June 30, Six Months Ended June 30, 2026 2025 2026 2025 ($ in millions) Loss and loss adjustment expense, net $ 0.6 $ 0.6 $ 1.2 $ 1.1 Other insurance expense 0.8 0.6 1.5 1.3 Sales and marketing (1) 1.0 0.8 2.1 (3.5) Technology development (2) 9.8 6.9 18.7 13.7 General and administrative (2) 12.3 6.5 22.2 13.1 Total stock-based compensation expense $ 24.5 $ 15.4 $ 45.7 $ 25.7 (1) Includes the impact of the canceled unvested warrant shares for contract year 2 related to the termination of the Warrant Agreement with Chewy in the amount of $5.2 million for the six months ended June 30, 2025. (2) Includes $1.9 million and $2.5 million of compensation expense related to the RSUs with market condition for the three and six months ended June 30, 2026. Written and Earned Premium Three Months Ended June 30, Six Months Ended June 30, 2026 2025 2026 2025 ($ in millions) Gross written premium $ 380.0 $ 284.5 $ 723.9 $ 538.7 Ceded written premium (81.9) (157.1) (151.8) (295.9) Net written premium $ 298.1 $ 127.4 $ 572.1 $ 242.8 Three Months Ended June 30, Six Months Ended June 30, 2026 2025 2026 2025 ($ in millions) Gross earned premium $ 332.4 $ 252.3 $ 638.6 $ 485.9 Ceded earned premium (80.4) (139.8) (174.0) (269.1) Net earned premium $ 252.0 $ 112.5 $ 464.6 $ 216.8 25

Historical Operating Metrics

$ in millions except Premium per customer, unaudited

Three months ended, unless specified	June 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	June 30, 2025	Sept. 30, 2025	Dec. 31 2025	Mar. 31, 2026	June 30, 2026
Customers (end of period)	2,167,194	2,313,113	2,430,056	2,545,496	2,693,107	2,869,900	2,984,513	3,142,581	3,308,666
In force premium (end of period)	$ 838.8	$ 889.1	$ 943.7	$1,007.8	$1,083.4	$1,157.9	$1,236.5	$1,333.2	$1,434.3
Premium per customer (end of period)	$ 387	$ 384	$ 388	$ 396	$ 402	$ 403	$ 414	$ 424	$ 433
Annual dollar retention (end of period)	88%	87%	86%	84%	84%	85%	85%	85%	85%
Total revenue	$ 122.0	$ 136.6	$ 148.8	$ 151.2	$ 164.1	$ 194.5	$ 228.1	$ 258.0	$ 294.4
Gross earned premium	$ 199.9	$ 213.1	$ 226.4	$ 233.6	$ 252.3	$ 274.7	$ 290.2	$ 306.2	$ 332.4
Gross profit	$ 30.8	$ 37.5	$ 63.9	$ 38.6	$ 64.3	$ 79.9	$ 110.6	$ 100.1	$ 113.2
Adjusted gross profit	$ 33.4	$ 38.6	$ 66.2	$ 46.0	$ 65.6	$ 80.9	$ 112.0	$ 100.8	$ 114.4
Net loss	$ (57.2)	$ (67.7)	$ (30.0)	$ (62.4)	$ (43.9)	$ (37.5)	$ (21.7)	$ (35.8)	$ (43.4)
Adjusted EBITDA	$ (43.0)	$ (49.0)	$ (23.8)	$ (47.0)	$ (40.9)	$ (25.6)	$ (4.6)	$ (17.1)	$ (18.7)
Gross profit margin	25%	27%	43%	26%	39%	41%	48%	39%	38%
Adjusted gross profit margin	27%	28%	44%	30%	40%	42%	49%	39%	39%
Ratio of Adjusted gross profit to Gross earned premium	17%	18%	29%	20%	26%	29%	39%	33%	34%
Gross loss ratio	79%	73%	63%	78%	67%	62%	52%	62%	60%
Net loss ratio	79%	81%	62%	82%	69%	64%	53%	63%	61%

26

Trends Q2 2026 27

Trends

CUSTOMERS
(in '000s)


2,167
2,693
3,309
24%
23%
Q2 24
Q2 25
Q2 26

PREMIUM PER CUSTOMER


$387
$402
$433
4%
8%
Q2 24
Q2 25
Q2 26

IN FORCE PREMIUM
($s in m)


$839
$1,083
$1,434
29%
32%
Q2 24
Q2 25
Q2 26

GROSS EARNED PREMIUM ("GEP")
($s in m)


$199.9
$252.3
$332.4
26%
32%
Q2 24
Q2 25
Q2 26

REVENUE
($s in m)


$122.0
$164.1
$294.4
35%
79%
Q2 24
Q2 25
Q2 26

28

$30.8 $64.3 $113.2 25% 39% 38% $33.4 $65.6 $114.4 17% 26% 34% Trends 29 GROSS PROFIT ($s in m) GROSS PROFIT MARGIN ▲ 109% ▲ 76% Q2 24 Q2 25 Q2 26 Q2 24 Q2 25 Q2 26 ADJUSTED GROSS PROFIT1 ($s in m) RATIO OF ADJUSTED GROSS PROFIT TO GEP1 ▲ 96% ▲ 74% Q2 24 Q2 25 Q2 26 Q2 24 Q2 26 1 This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures" and "Non-GAAP financial measures and key operating metrics". Q2 25

Trends

OPERATING EXPENSE[1]

($s in m)


$106.6
$129.2
$182.2
SALES AND MARKETING[2]
OTHER INSURANCE EXPENSE
TECHNOLOGY DEVELOPMENT
GENERAL AND ADMINISTRATIVE
Q2 24
Q2 25
Q2 26

NET LOSS

($s in m)


23%
1%
($57.2)
($43.9)
($43.4)
Q2 24
Q2 25
Q2 26

ADJUSTED EBITDA[3]

($s in m)


5%
54%
($43.0)
($40.9)
($18.7)
Q2 24
Q2 25
Q2 26

[1] Represents total expense less loss and loss adjustment expense, net.

[2] Growth spend included in Sales and Marketing was $64.4M in Q2 2026, $49.7M in Q2 2025 and $25.8M in Q2 2024.

[3] This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures" and "Non-GAAP financial measures and key operating metrics".

30

Trends

TOTAL CASH & INVESTMENTS
($s in m)


$1,032
$1,061
$1,120
$1,138
$1,158
Q2 25
Q3 25
Q4 25
Q1 26
Q2 26

ADJUSTED FREE CASH FLOW[1]
($s in m)


ADJUSTED FREE CASH FLOW
CASH FLOW FROM OPERATING ACTIVITIES
$25
$18
$37
$17
$19
$6
$5
$21
($1)
($3)
Q2 25
Q3 25
Q4 25
Q1 26
Q2 26

[1] We define adjusted free cash flow ("Adj. FCF") as cash flow from operating activities, less capital expenditures plus net borrowings under financing agreement. For reconciliation to the most comparable GAAP Financial measure, please refer to section entitled "Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures".

31

Insurance Supplement Q2 2026 32

Q2 25 Q3 25 Q4 25 Q1 26 Q2 26 LOSS RATIOS Gross loss ratio 67% 62% 52% 62% 60% Gross loss ratio ex-CAT 60% 56% 51% 58% 58% TTM gross loss ratio 70% 67% 64% 61% 59% Net loss ratio 69% 64% 53% 63% 61% GROSS LOSS RATIO BREAKDOWN Attritional gross loss ratio 58% 56% 54% 54% 59% CAT (excl. PPD) 5% 4% 1% 5% 3% LAE (excl. PPD) 7% 7% 6% 6% 5% Prior period development (PPD) (3%) (5%) (9%) (3%) (7%) Gross loss ratio 67% 62% 52% 62% 60% GROSS LOSS RATIO - PPD BREAKDOWN CAT PPD 2% 2% —% (1%) (1%) Non-CAT PPD (5%) (7%) (9%) (2%) (6%) PPD impact on gross loss ratio (3%) (5%) (9%) (3%) (7%) GROSS LOSS RATIO BY TYPE Homeowners multi-peril 60% 51% 39% 49% 44% Pet 70% 69% 71% 69% 74% Car¹ 82% 76% 40% 74% 61% Europe (all products) 83% 70% 64% 85% 71% IFP BREAKDOWN ($s in m) Homeowners multi-peril $523 $531 $530 $540 $554 Pet $350 $394 $439 $490 $543 Car $150 $163 $187 $214 $239 Europe $43 $51 $60 $67 $74 Other $17 $19 $21 $23 $24 Total $1,083 $1,158 $1,237 $1,333 $1,434 PREMIUM PER CUSTOMER Homeowners multi-peril $260 $251 $247 $243 $240 Pet $752 $782 $804 $822 $839 Car $1,895 $1,964 $2,021 $2,067 $2,089 Europe $168 $176 $184 $187 $191 Other $1,037 $1,071 $1,091 $1,123 $1,148 Premium per customer $402 $403 $414 $424 $433 Insurance Supplement 33 ¹ In Q4 2025, Car’s gross loss ratio benefited from year-end reserve movements, resulting in a notably strong calendar quarter result of 40%.

DEFINITIONS GROSS LOSS RATIO We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. GROSS LOSS RATIO EX-CAT We define gross loss ratio ex-CAT, expressed as a percentage, as the ratio of gross losses and loss adjustment expense, excluding catastrophe losses, to gross earned premium. TTM GROSS LOSS RATIO We define trailing twelve month ("TTM") gross loss ratio, expressed as a percentage, as the ratio of gross losses and loss adjustment expense to gross earned premium for the past twelve months. NET LOSS RATIO We define net loss ratio, expressed as a percentage, as the ratio of net losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. ATTRITIONAL GROSS LOSS RATIO We define attritional gross loss ratio, expressed as a percentage, as the ratio of gross losses, excluding catastrophe losses, loss adjustment expenses, and prior period development (PPD), to gross earned premium. PRIOR PERIOD DEVELOPMENT (PPD) We define prior period development (PPD) as the change in ultimate loss and loss adjustment expense for claims that occurred in prior quarters. HOMEOWNERS MULTI-PERIL We define homeowners multi-peril as all coverages offered under home, condo, and renters policies. IFP We define in force premium ("IFP"), as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: 1. In force written premium - the annualized premium of in force policies underwritten by us. 2. In force placed premium - the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. PREMIUM PER CUSTOMER We define premium per customer as the average annualized premium customers pay for products underwritten by us, or placed by us with third-party insurance partners. We calculate premium per customer by dividing IFP by the number of customers. Insurance Supplement 34